Exhibit 99.1

Contact:	Garry O. Ridge
Phone:	619-275-9324

WD-40 COMPANY REPORTS FIRST QUARTER SALES AND EARNINGS

SAN DIEGO-January 9, 2012/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the first quarter ended November 30, 2011 of $84.9 million, an increase of 5% from the first quarter last fiscal year. Net income for the first quarter was $6.8 million, a decrease of 25% compared to the prior year fiscal quarter.

Summary

•

First quarter multi-purpose maintenance products sales, which include WD-40® multi-use product, 3-IN-ONE®, BLUE WORKS® and the WD-40 SpecialistTM product line were $70.8 million, up 6% from the prior year fiscal quarter. Homecare and cleaning products sales, which include all other brands, were $14.1 million for the first quarter, down 2% from the prior year fiscal quarter.

•

Americas segment sales in the first quarter were $40.6 million, up 4% compared to the first quarter of the prior fiscal year. Europe segment sales in the first quarter were $30.1 million, down 2% compared to the same period last fiscal year. Asia-Pacific segment sales were $14.2 million in the first quarter, up 30% from the prior year fiscal quarter.

•	Diluted earnings per share were $0.42 in the first quarter, compared to $0.53 per share for the same quarter of the prior fiscal year.

“The Americas and Asia Pacific regions experienced growth in the first quarter driven by sales of the multi-purpose maintenance products,” said Garry Ridge, WD-40 Company president and chief executive officer. “We continue to see economic uncertainty in Europe and the results in the first quarter reflect some of this uncertainty”.

Net sales by segment as a percent of total net sales were 48% from the Americas, 35% from Europe and 17% from Asia-Pacific. Foreign currency exchange rates positively affected net sales by $1.1 million for the first quarter as compared to the same period last fiscal year.

Gross margin was 48.7% in the first quarter compared to 50.9% in the same quarter of the prior fiscal year.

“While we were not able to hit our gross margin target of 50% or above during the quarter, we see this as a temporary shortfall due to our sales mix during the quarter and the fact that we have not realized the full flow through of the recent price increases we implemented to offset higher commodity prices.” Ridge said. “We also had costs during the quarter related to the redesign of our North American supply chain architecture which we are currently in the process of implementing. Once fully integrated, we expect to see savings in our supply chain that will benefit margin.”

Advertising and sales promotion expenses were up 29% in the first quarter to $7.8 million compared to the same period last fiscal year primarily due to timing of promotional activity and support for the WD-40 brand.

“During the quarter we had higher than normal investments in advertising and promotions due to some promotional timing and activities in support of several key marketing initiatives,” Ridge said. “We expect these investments to return to our normal levels during the remainder of the year.”

Selling, general and administrative expenses were up 5% in the first quarter to $22.6 million compared to the same period last fiscal year.

“We are seeing early positive signs of consumer acceptance of the new WD-40 SpecialistTM product line, a portfolio of specialty problem-solving products aimed at the trade and doer enthusiast, and we began selling to a key customer during the first quarter.” Ridge said. “We roll out the line with five new products early in 2012 across the U.S. and in Europe later in the year, and we will continue to add or change items in the product mix as consumer needs evolve.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 13, 2011 a 7% increase in the regular quarterly cash dividend, increasing it from $0.27 per share to $0.29 per share. The dividend is payable on January 31, 2012 to shareholders of record on January 6, 2012.

WD-40 Company also previously announced that at its regularly scheduled meeting on December 13, 2011, the board of directors authorized a buyback up to $50 million of the Company’s outstanding shares expiring on December 12, 2013. The Company completed its previous $60.0 million authorized share buy-back plan by purchasing an additional $18.6 million in shares during the first quarter of fiscal year 2012.

“We continue to work hard to bring value to our shareholders, and are proud of the fact that we have paid out a dividend every quarter since 1973.” Ridge said. “We have also increased our dividend payout by 16 percent since July of 2010.”

Fiscal Year 2012 Guidance

WD-40 Company still expects fiscal year 2012 net sales of $353.0 million to $370.0 million. The Company expects net income of $37.2 million to $39.2 million and diluted earnings per share of $2.28 to $2.40 based on an estimated 16.3 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 6.5% to 8.0% of net sales.

“We continue to focus on our five core strategic initiatives that set the direction for and drive nearly everything we do at the company,” Ridge said. “Our strategic initiatives include maximizing the WD-40 brand, being the global leader in our product categories, long-term innovation efforts to ensure profitable growth of the company, developing strategic business relationships and the continued development of our people.”

More detailed information will be available in WD-40 Company’s Form 10-Q which will be filed on January 9, 2012.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products - WD-40® multi-use product and, 3-IN-ONE®, BLUE WORKS® and WD-40 SpecialistTM product lines. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $336 million in fiscal year 2011. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new products and fluctuating global market conditions, both in the

United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	November 30, 2011	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$66,644	$56,393
Short-term investments	498	533
Trade accounts receivable, less allowance for doubtful accounts of $389 and $412 at November 30, 2011 and August 31, 2011, respectively	49,346	58,324
Inventories	22,996	17,604
Current deferred tax assets, net	4,827	4,849
Assets held for sale	—	879
Other current assets	5,325	4,574

Total current assets	149,636	143,156
Property and equipment, net	8,367	8,482
Goodwill	95,248	95,452
Other intangible assets, net	29,183	29,933
Other assets	2,787	2,754

Total assets	$285,221	$279,777

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,168	$19,373
Accrued liabilities	14,978	15,258
Current portion of long-term debt and short-term borrowings	32,000	10,715
Accrued payroll and related expenses	6,545	7,471
Income taxes payable	2,274	1,413

Total current liabilities	77,965	54,230
Long-term deferred tax liabilities, net	22,777	21,813
Deferred and other long-term liabilities	2,497	2,508

Total liabilities	103,239	78,551

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,023,586 and 18,948,868 shares issued at November 30, 2011 and August 31, 2011, respectively; and 15,975,176 and 16,367,913 shares outstanding at November 30, 2011 and August 31, 2011, respectively	19	19
Additional paid-in capital	117,647	117,022
Retained earnings	178,470	176,008
Accumulated other comprehensive loss	(4,088)	(358)
Common stock held in treasury, at cost — 3,048,410 and 2,580,955 shares at November 30, 2011 and August 31, 2011, respectively	(110,066)	(91,465)

Total shareholders’ equity	181,982	201,226

Total liabilities and shareholders’ equity	$285,221	$279,777

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2011	2010
Net sales	$84,945	$80,927
Cost of products sold	43,607	39,705

Gross profit	41,338	41,222

Operating expenses:
Selling, general and administrative	22,637	21,649
Advertising and sales promotion	7,816	6,069
Amortization of definite-lived intangible assets	585	182

Total operating expenses	31,038	27,900

Income from operations	10,300	13,322
Other income (expense):
Interest income	52	55
Interest expense	(242)	(322)
Other (expense) income, net	(180)	197

Income before income taxes	9,930	13,252
Provision for income taxes	3,138	4,173

Net income	$6,792	$9,079

Earnings per common share:
Basic	$0.42	$0.54

Diluted	$0.42	$0.53

Shares used in per share calculations:
Basic	16,074	16,796

Diluted	16,205	16,991

Dividends declared per common share	$0.27	$0.27

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Three Months Ended November 30,
	2011	2010
Operating activities:
Net income	$6,792	$9,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,218	978
Net losses (gains) on sales and disposals of property and equipment	58	(8)
Deferred income taxes	261	35
Excess tax benefits from settlements of stock-based equity awards	(298)	(574)
Stock-based compensation	745	806
Unrealized foreign currency exchange losses, net	336	566
Provision for bad debts	38	25
Changes in assets and liabilities:
Trade accounts receivable	6,985	514
Inventories	(5,698)	(2,740)
Other assets	(940)	2,414
Accounts payable and accrued liabilities	3,316	876
Accrued payroll and related expenses	(2,103)	(7,912)
Income taxes payable	2,075	226
Deferred and other long-term liabilities	—	27

Net cash provided by operating activities	12,785	4,312

Investing activities:
Purchases of property and equipment	(777)	(774)
Proceeds from sales of property and equipment	920	57

Net cash provided by (used in) investing activities	143	(717)

Financing activities:
Repayments of long-term debt	(10,715)	(10,714)
Proceeds from revolving credit facility	69,550	—
Repayments of revolving credit facility	(37,550)	—
Dividends paid	(4,330)	(4,534)
Proceeds from issuance of common stock	901	8,124
Treasury stock purchases	(18,601)	—
Excess tax benefits from settlements of stock-based equity awards	298	574

Net cash used in financing activities	(447)	(6,550)

Effect of exchange rate changes on cash and cash equivalents	(2,230)	276

Net increase (decrease) in cash and cash equivalents	10,251	(2,679)
Cash and cash equivalents at beginning of period	56,393	75,928

Cash and cash equivalents at end of period	$66,644	$73,249